EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:                                                               February 8, 2013
Louise A. Walker, President/CEO
FIRST NORTHERN COMMUNITY BANCORP &
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Announces $10 Million Partial Redemption
of SBLF Capital

Dixon, Calif. – First Northern Community Bancorp (FNRN:OTCQB), the parent company of First Northern Bank, announced today that it has redeemed $10 million of the $22.8 million in preferred stock it  issued on September 20, 2011 to the United States Department of Treasury (“Treasury”) under the Small Business Lending Fund (the “SBLF”). The SBLF was developed as a voluntary program intended to encourage small-business lending by providing capital to qualified community banks at favorable rates.

“We were delighted to be approved by the Treasury for participation in the SBLF in late 2011,” stated Louise A. Walker, President and Chief Executive Officer.  “The SBLF capital infusion was a great opportunity for our company to continue to meet the credit needs of small businesses in the communities we serve.  However, our improving asset quality, earnings and increasing deposit levels give us the flexibility to continue to meet small business loan needs while beginning to execute on our objective of redeeming our SBLF capital as time and conditions allow.”

Ms. Walker continued, “This initial partial redemption of the SBLF preferred stock is a significant step in our long-term capital management strategy. This redemption will reduce the SBLF preferred stock annual dividend payment by $500,000 at the current annual dividend rate of five percent.  Combined with our solid growth in diluted earnings per share in recent quarters and continued strong progress in the reduction of our level of non-performing assets, this action demonstrates our capability to self-fund the redemption of our SBLF capital, which we believe will continue to drive improved value for our shareholders.”

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About First Northern Bank

First Northern Bank (FNRN:OTCQB), an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis and Roseville, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management. The Bank can be found on the Web at www.thatsmybank.com and on Facebook.

Forward-Looking Statements

This press release includes certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, national and local political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in any of the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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